Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO, or
Peter Hausback, EVP and CFO
(952) 930-9000

Appliance Recycling Centers of America Reports Strong Third Quarter

Operating Results

Earnings Per Share of $0.25

MINNEAPOLIS—October 29, 2008—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported operating results for the third quarter ended September 27, 2008.

Highlights for this period include:

•                  Total revenues increased 8.1% to $29.6 million.

•                  Pre-tax earnings of $1.7 million for the third quarter of 2008.

•                  New ApplianceSmart outlet opened in San Antonio market.

•                  Two new leases signed for ApplianceSmart outlets in Rochester, Minn., and Marietta, Ga.

•                  New recycling facility opened in Springfield, Ill.

•                  Three new appliance recycling contracts announced.

•                  Agreement signed to become the exclusive North American distributor for UNTHA Recycling Technology (URT).

•                  ApplianceSmart comparable store sales declined only 1.8% despite a difficult macroeconomic environment.

Third Quarter Financial Overview

Total revenues for the third quarter of 2008 increased 8.1% to $29.6 million, from $27.4 million in the comparable period of 2007. The consolidated gross profit for the third quarter of 2008 was 34%, which was consistent with the third quarter of 2007. Operating income of $2.0 million increased 8.0% from $1.8 million during the same period last year. ARCA also generated net income of $1.1 million or $0.25 per diluted share in the third quarter of 2008 compared to $1.4 million or $0.31 per diluted share in the third quarter of 2007. Earnings for the third quarter of 2008 included a tax provision based on an

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effective income tax rate of 33% or $566,000 compared to an effective income tax rate of 4% or $65,000 for the third quarter of 2007. The increase in tax expense in the third quarter of 2008 is related to income generated from ARCA’s U.S. and Canadian operations. During the third quarter of 2008, ARCA revised its 2008 annual effective rate upward to reflect the company’s expectation, based on its current quarterly results, that its U.S. federal net operating losses will be fully utilized.  Earnings in the third quarter of 2008 also included non-cash stock compensation expense of $181,000 or $0.04 per diluted share (pre-tax) compared to $35,000 or $0.01 per diluted share (pre-tax) in the third quarter of 2007.

Comparable store sales of the fourteen ApplianceSmart factory outlets that were open during the complete third quarters of 2008 and 2007 declined 1.8% while total retail sales rose 7.5% to $18.9 million on a year-over-year basis, reflecting the impact of three factory outlets opened over the past year.

Third quarter revenue in ARCA’s recycling segment increased 9.3% to $10.7 million from the comparable period of 2007.  The increase was primarily due to generating more byproduct revenue.

Year-to-Date 2008 Financial Results

Total revenues for the first nine months of 2008 increased 22.0% to $85.3 million from $69.9 million in the comparable period of 2007. Operating income of $3.8 million increased 34.0% from $2.9 million during the same period last year. The company generated net income of $2.1 million or $0.45 per diluted share for the nine months ended September 27, 2008 compared to $1.8 million or $0.40 per diluted share in the previous year. This represented an 18.5% increase in earnings. Earnings for the first nine months of 2008 were based on applying an effective income tax rate of 26% compared to an effective income tax rate of 4% for the same period last year. The 2008 year-to-date earnings included non-cash stock compensation expense of $419,000 or $0.09 per diluted share (pre-tax) compared to $72,000 or $0.02 per fully diluted share (pre-tax) for the same period last year.

Year-to-date comparable store sales of the fourteen ApplianceSmart factory outlets operating during the entire first, second and third quarters of 2008 and 2007 increased 2.6%.

Edward R. (Jack) Cameron, President and Chief Executive Officer, commented: “Overall the third quarter was solid for the company, especially in light of the difficult economic environment in which we are operating. Unlike most appliance retailers, ApplianceSmart is continuing to prosper despite

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ongoing weakness in the nation’s residential construction sector. We believe our third quarter and year-to-date results reflect the benefits of ApplianceSmart’s strong value proposition and strategic focus on the appliance replacement and home remodeling market.

“Our sales results for the quarter were in line with our expectations and reflect the realities of the continuing macroeconomic pressures on our industry,” commented Cameron. “In a challenging environment that finds many of our competitors retrenching, we continue to grow with plans to open additional ApplianceSmart retail outlets in strategic locations with compelling rent structures. Each planned location will be situated in an existing ApplianceSmart market, which allows us to continue to leverage our advertising dollars and general and administrative costs. We are encouraged by our results and our continued market share gains, but the macroeconomic factors pressuring consumers and the ongoing challenges and uncertainty of financial markets suggest that a cautious sales outlook for the balance of fiscal 2008 is prudent. We remain focused on positioning the company for long-term success while managing through the near-term challenges of the current environment.”

In July, ARCA entered into an agreement to become the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. In addition to marketing these systems to the recycling industry, ARCA intends to install a URT system at one of its higher volume appliance recycling facilities, where the system will treat entire refrigerators and separate metals, plastic and de-gassed polyurethane foam insulation into streams of fine and uniformly sized granules. By yielding a finer grade of steel, copper, aluminum and plastic, the URT system will enable ARCA to generate significantly greater revenues from the sales of these byproducts to metal recyclers.

About ARCA

ARCA (www.arcainc.com) is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart operation (www.appliancesmart.com), ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells

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these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of October 2008, ApplianceSmart was operating 17 factory outlets: six in the Minneapolis/St. Paul market; four in the Columbus, Ohio, market; four in the Atlanta market; and three in San Antonio, Texas. The Company previously announced that it will be opening its fifth retail outlet in the Atlanta market in November 2008 and a seventh greater Minneapolis retail outlet in Rochester, Minn., which will bring the total count of ApplianceSmart stores to nineteen.

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This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

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Appliance Recycling Centers of America, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations:

	Three months ended		Nine months ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Revenues:
Retail	$18,871,000	$17,561,000	$59,004,000	$53,993,000
Recycling	8,793,000	9,035,000	22,026,000	14,282,000
Byproduct	1,931,000	774,000	4,229,000	1,609,000
Total revenues	29,595,000	27,370,000	85,259,000	69,884,000

Costs of revenue	19,463,000	18,078,000	57,462,000	46,051,000
Gross profit	10,132,000	9,292,000	27,797,000	23,833,000
Selling, general and administrative expenses	8,152,000	7,459,000	23,959,000	20,969,000
Operating income	1,980,000	1,833,000	3,838,000	2,864,000

Other income (expense):
Interest expense, net	(316,000)	(376,000)	(1,038,000)	(998,000)
Other expenses, net	33,000	12,000	31,000	(33,000)
Income before provision for income taxes	1,697,000	1,469,000	2,831,000	1,833,000
Provision for income taxes	556,000	65,000	736,000	65,000
Net income	$1,141,000	$1,404,000	$2,095,000	$1,768,000

Net income per share:
Basic	$0.25	$0.32	$0.46	$0.40
Diluted	$0.25	$0.31	$0.45	$0.40

Weighted average number of shares outstanding:
Basic	4,578,000	4,409,000	4,568,000	4,368,000
Diluted	4,608,000	4,511,000	4,622,000	4,438,000

Selected Consolidated Balance Sheet Data:

	September 27, 2008	December 29, 2007
	(Unaudited)
Cash and cash equivalents	$3,432,000	$2,777,000
Current assets	$30,764,000	$28,181,000
Total assets	$38,080,000	$35,532,000
Line of credit	$13,361,000	$13,585,000
Total liabilities	$27,974,000	$28,270,000
Total shareholders’ equity	$10,106,000	$7,262,000